Exhibit 99.1

May 2, 2005

<<Investor>>

<<Street Address>>

<<City, State, Zip Code>>

Re: First Quarter 2005 Wells Limited Partnership Fact Sheets

Dear <<Investor>>:

In our ongoing effort to help you stay up-to-date on your Wells limited partnership investment, we have enclosed a first quarter 2005 fact sheet for each fund in which you are a limited partner. The fact sheet provides valuable information about each portfolio, including the annualized yield and tax passive losses, property activity, and current leasing percentages. For further details, you may access the first quarter 2005 Form 10-Q filing for your fund(s), which will be available after May 16 on the Wells Web site at www.wellsref.com. The login is “investor,” and the password is “growth.”

For your reference, the following summarizes the list of your investment(s), the number of units you own, and the net amount invested*:

<<Fund I, Class A, 00 Units, Net Amount Invested>>

<<Fund I, Class B, 00 Units, Net Amount Invested >>

<<Fund II, Class A, 00 Units, Net Amount Invested >>

<<Fund II, Class B, 00 Units, Net Amount Invested >>

<<Fund II-OW, Class A, 00 Units, Net Amount Invested >>

<<Fund II-OW, Class B, 00 Units, Net Amount Invested >>

<<Fund III, Class A, 00 Units, Net Amount Invested >>

<<Fund III, Class B, 00 Units, Net Amount Invested >>

<<Fund IV, Class A, 00 Units, Net Amount Invested >>

<<Fund IV, Class B, 00 Units, Net Amount Invested >>

<<Fund V, Class A, 00 Units, Net Amount Invested >>

<<Fund V, Class B, 00 Units, Net Amount Invested >>

<<Fund VI, Class A, 00 Units, Net Amount Invested >>

<<Fund VI, Class B, 00 Units, Net Amount Invested >>

<<Fund VII, Class A, 00 Units, Net Amount Invested >>

<<Fund VII, Class B, 00 Units, Net Amount Invested >>

<<Fund X, Class A, 00 Units, Net Amount Invested >>

<<Fund X, Class B, 00 Units, Net Amount Invested >>

<<Fund XI, Class A, 00 Units, Net Amount Invested >>

<<Fund XI, Class B, 00 Units, Net Amount Invested >>

<<Fund XII, Cash Preferred, 00 Units, Net Amount Invested >>

<<Fund XII, Tax Preferred, 00 Units, Net Amount Invested >>

<<Fund XIII, Cash Preferred, 00 Units, Net Amount Invested >>

<<Fund XIII, Tax Preferred, 00 Units, Net Amount Invested >>

<<Fund XIV, Cash Preferred, 00 Units, Net Amount Invested >>

<<Fund XIV, Tax Preferred, 00 Units, Net Amount Invested >>

(over)

Also, if you have not already done so, please consider signing up for electronic communications in order to save partnership expenses. Not only will you receive information quickly and securely, you will help reduce mailing costs borne by the partnership. Simply call a Client Services Specialist today at 800-557-4830, and they’d be happy to assist you.

We value your support of Wells Real Estate Funds and thank you for allowing us to serve your investment needs.

Sincerely,

Leo F. Wells III

General Partner

Enclosure(s)

cc: Financial Representative

*	The “Net Amount Invested” is intended to show the original purchase amount of the units owned in the account less any Net Sale Proceeds (NSP) distributions that may have been paid on the underlying units. It is not intended to reflect the fair market value of your units, and you should be advised that these amounts do not represent the value of the Partnership’s properties or the amount you would receive upon liquidation of the Partnership. Please note that your investment in units is illiquid because there is no public trading market for the units, and there can be no assurance that you will be able to receive this amount for your units at any time in the future or upon the ultimate liquidation of the Partnership.

Wells Real Estate Fund I Fact Sheet        I

DATA AS OF MARCH 31, 2005

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2005	PERCENT OWNED
Black Oak Plaza	70%	100%
Cherokee Commons	SOLD	SOLD
Crowe’s Crossing	SOLD	SOLD
Heritage Place – Office	53%	52%
Heritage Place – Retail	SOLD	SOLD
Paces Pavilion	90%	100%*
Peachtree Place	SOLD	SOLD

WEIGHTED AVERAGE	70%

*	Fund I owns a 100% Condominium Interest in 30,810 square feet of this 101,224 square-foot building.

FUND FEATURES

OFFERING DATES	September 1984 – September 1986

PRICE PER UNIT	$250

A/B STRUCTURE	A’s – Cash available for distribution up to 9% B’s – Net loss until basis reaches zero + Cash available for distribution over first 9%, up to 9%

A/B RATIO AT CLOSE OF OFFERING	Approximately 70% to 30%

AMOUNT RAISED	$35,321,000

Please note that the figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund I has moved from the positioning-for-sale phase into the disposition-and-liquidation phase of its life cycle. We have now sold three assets and a portion of another. Our focus on the remaining assets involves leasing and marketing efforts that we believe will result in the best disposition pricing for our investors.

We are continuing the disposition process for the Fund, having selected a broker to market the Paces Pavilion property for sale. We continue to aggressively pursue leasing opportunities that will increase occupancy at the remaining properties.

The General Partners are currently reserving operating cash flows in order to fund any additional legal costs in connection with the litigation discussed herein and lease-up costs anticipated with increasing occupancy at Black Oak Plaza and the remaining office portion of Heritage Place. The General Partners anticipate making the first distribution of net sale proceeds after the payment of all Partnership debts and liabilities and any reserves deemed necessary in the third quarter of 2005.

While operating distributions to “A” unit holders have been reserved, we note that through March 31, 2005, “A” unit holders have received cumulative net operating cash flows since inception of approximately 89% of the amount originally invested. For “A” unit holders, this equates to approximately $223.69 per unit from inception through today. “B” unit holders have cumulatively received approximately $250 per unit in allocated tax losses through December 31, 2004.

Property Summary

•	The Black OakPlaza shopping center is approximately 70% leased, and leasing efforts at the center continue.

•	The Cherokee Commons property was sold in 2001.

•	The Crowe’s Crossing property was sold in 2001.

•	Heritage Place originally included both an office component and a retail shopping center. The retail center, which represented approximately 30% of the premises, was sold in 2003. The remaining office component at Heritage Place is approximately 53% leased, and leasing efforts continue.

•	The Paces Pavilion building continues to operate at an approximate 90% occupancy level.

•	The Peachtree Place property originally included two buildings. One building was sold in 2000. The remaining building sale was closed in June 2004.

Continued on reverse

Wells Real Estate Fund I Fact Sheet        I

DATA AS OF MARCH 31, 2005

Legal Proceedings

The following is a brief summary of recent legal proceedings involving Fund I. Please refer to Fund I’s most recent SEC filings for a more complete description of these proceedings.

Roy Johnston versus Wells Real Estate Fund I

The judge ruled to dismiss this case in its entirety in an Order dated May 7, 2004. The plaintiff filed a notice of appeal on June 4, 2004. By order dated December 14, 2004, the Court granted the plaintiff’s motion to withdraw his appeal.

Hendry et al. versus Leo F. Wells, III et al.

As noted in the Partnership’s March 30, 2005 10-K filing with the SEC: On or about November 24, 2004, the plaintiffs filed a second putative class action complaint (Hendry et al. v. Leo F. Wells, III et al., Superior Court of Gwinnett County, Georgia, Civil Action No. 04A-13051 6, the “Hendry Action”) against the Partnership, the General Partners, and Wells Management. The Plaintiffs filed the Hendry Action purportedly on behalf of all limited partners of the Partnership holding B Units as of January 9, 2002. The Hendry Action alleges, among other things, that the General Partners breached their fiduciary duties to the limited partners by, among other things: (a) failing to timely disclose alleged inconsistencies between sales literature and the partnership agree-ment relating to the distribution of net sale proceeds; (b) engaging in a scheme to fraudulently conceal alleged inconsistencies between sales literature and the partnership agreement relating to the distribution of net sale proceeds; and (c) not accepting a settlement offer proposed by a holder of Class A Units and a holder of Class A and Class B Units in other litigation naming the Partnership as a defendant (Johnston), in which the court subsequently granted summary judgment in favor of the Partnership. The Hendry Action also alleges that misrepresentations and omissions in an April 2002 consent solicitation to the limited partners caused that consent solicitation to be materially misleading. In addition, the Hendry Action alleges that the General Partners and Wells Management breached an alleged contract arising out of a June 2000 consent solicitation to the limited partners relating to an alleged waiver of deferred management fees. The plaintiffs seek, among other remedies, the following: judgment against the General Partners of the Partnership, jointly and severally, in an amount to be proven at trial; punitive damages; disgorgement of fees earned by the General Partners directly or through their affiliates; a declaration that the consent obtained as a result of an April 2002 consent solicitation is null and void; enforcement of an alleged contract arising out of the June 2000 consent solicitation to allegedly waive Wells Management’s deferred management fees; and an award to the plaintiffs of their attorneys’ fees, costs, and expenses.

ANNUALIZED YIELD — PER “A” UNIT AT $250 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2005	Reserved	—	—	—	—
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	4.00%	Reserved	Reserved	Reserved	1.00%
2002	4.00%	4.00%	4.00%	4.00%	4.00%
2001	4.25%	4.00%	4.00%	4.00%	4.06%
2000	5.00%	5.64%	6.00%	6.00%	5.66%
1999	Reserved	Reserved	5.19%	5.25%	2.61%
1998	Reserved	Reserved	Reserved	Reserved	0.00%
1997	4.53%	5.00%	5.00%	2.83%	4.34%
1996	5.66%	5.42%	4.87%	4.72%	5.17%
1995	7.05%	6.78%	6.97%	6.54%	6.83%
1994	4.54%	3.66%	5.48%	7.30%	5.24%

TAX PASSIVE LOSSES – PER “B” UNIT AT $250 OFFERING PRICE

2004	2003	2002	2001	2000	1999
0.00%	0.00%	0.00%	3.82%	5.80%	3.73%

The Hendry Action states that the Partnership is named only as an allegedly necessary party defendant and that the Plaintiffs seek no money from or relief at the expense of the Partnership. As of December 31, 2004, Wells Capital had advanced approximately $32,000 in legal fees, costs, and expenses related to defending against the Hendry Action. The indemnification provisions of the partnership agreement may require the Partnership to indemnify the General Partners for their costs of defending the Hendry Action upon the conclusion of this litigation.

On January 28, 2005, the defendants filed motions to dismiss the plaintiffs’ claims. The court has not yet ruled on those motions.

For further information, please refer to Fund I’s most recent

10-Q filing, which can be found on the Wells Web site

at www.wellsref.com.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFLYPROFCTSHQ105-04	© 2005 Wells Real Estate Funds